EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS 2023

DILUTED EARNINGS OF $2.71 PER SHARE AND

DECLARES DIVIDEND OF 23¢ PER SHARE

SOUTHPORT, CONNECTICUT, February 21, 2024--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for 2023 the Company reported net sales of $543.8 million and diluted earnings of $2.71 per share, compared with net sales of $595.8 million and diluted earnings of $4.96 per share in 2022.

For the fourth quarter of 2023, net sales were $130.6 million and diluted earnings were 58¢ per share. For the corresponding period in 2022, net sales were $149.2 million and diluted earnings were $1.06 per share.

The Company also announced today that its Board of Directors declared a dividend of 23¢ per share for the fourth quarter for stockholders of record as of March 15, 2024, payable on March 28, 2024. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy commented on the financial results for the year, “Consumer demand remained soft in 2023, likely dampened by inflationary pressures and rising interest rates, leading to a 9% reduction in sales from the prior year. Nevertheless, we remained disciplined and continued to focus on the long-term – reducing production levels where appropriate and offering only modest promotions on select product families, resisting the temptation to enhance short-term results at the expense of our long-term strategy. Encouraged by our increased quarterly sales and profitability in the fourth quarter, we enter 2024 with a strong, debt-free balance sheet, reduced inventories at our independent distributors, and a full pipeline of new products recently launched into the market and others still under development.”

Mr. Killoy continued, “We are celebrating Ruger’s 75th Anniversary in 2024. To honor our proud heritage, we are offering commemorative firearms that will only be available this year, all of which are engraved with our 75th Anniversary logo:

•	A special tribute to Bill Ruger’s first pistol, which launched the Company in 1949, a Mark IV target pistol, featuring a fully adjustable rear sight, an undercut Patridge front sight, and a heavy, tapered barrel,
•	A pair of 10/22 Sporter rimfire carbines, each featuring a stainless steel barrel, silver-finished receiver, polished bolt, and match-sanded butt pad, and
•	An LCP MAX double-stack, ten-round pistol, featuring a stainless steel slide and a silver-anodized aluminum trigger.

Also, several special, limited production, editions of other products will be released throughout the year. The first of these is the Diamond Anniversary Limited Edition 1911 Pistol, which features an attractive, finely detailed, laser-engraved slide.”

Mr. Killoy remarked, “In addition to these 75th Anniversary models, we have recently introduced several new products that have been met with strong demand and excitement:

•	Ruger American Rifle Generation II, our first update to the American Rifle, which has been tremendously popular since its introduction in 2012. The Generation II models feature a three-position tang safety, a more ergonomic stock, and a spiral fluted barrel.
•	The 60th Anniversary 10/22 Carbine, the Sixth Edition of the Ruger Collector's Series, features a stainless steel barrel and silver-finished receiver paired with a Gray Magpul Hunter X-22 stock, a blackened bolt laser engraved with a unique 60th Anniversary marking, and a red bolt handle and trigger,
•	The Mini-14 with side-folding stock, reminiscent of classic side-folding Mini-14 rifles originally produced in the late-1970s, and
•	The LC Carbine chambered in .45 Auto featuring a threaded barrel, adjustable folding stock, Ruger Rapid Deploy folding sights, and ambidextrous controls.”

Mr. Killoy made the following observations related to the Company’s 2023 performance:

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers decreased 7% in 2023 compared to the prior year period. For the same period, NICS background checks, as adjusted by the National Shooting Sports Foundation, decreased 4%. The greater reduction in the sell-through of the Company’s products relative to adjusted NICS background checks may be attributable to aggressive promotions, discounts, rebates, and the extension of payment terms offered by our competitors.

•	Sales of new products, including the MAX-9 pistol, Security-380 pistol, Super Wrangler revolver, LCP MAX pistol, Marlin lever-action rifles, LC Carbine, Small-Frame Autoloading Rifle, and American Centerfire Rifle Generation II represented $121.7 million or 23% of firearm sales in 2023, an increase from $78.4 million or 14% of sales in 2022. New product sales include only major new products that were introduced in the past two years.

•	Our profitability declined in 2023 from 2022 as our gross margin decreased from 30% to 25%. The lower margin was driven by unfavorable deleveraging of fixed costs resulting from decreased production and sales, inflationary cost increases in materials, commodities, services, wages, energy, fuel, and transportation, a product mix shift toward products with relatively lower margins that remain in stronger demand, and increased promotional costs, which were partially offset by increased pricing.

•	In 2023, the Company’s finished goods inventory increased 30,700 units and distributor inventories of the Company’s products decreased 39,100 units.

•	Cash provided by operations during 2023 was $33.9 million. At December 31, 2023, our cash and short-term investments totaled $117.7 million. Our current ratio is 4.3 to 1 and we have no debt.

•	In 2023, capital expenditures totaled $15.8 million related to new product introductions and upgrades to our manufacturing equipment and facilities. In 2024, the Company expects capital expenditures to approximate $15 million.

•	In 2023, the Company returned $122.6 million to its shareholders through:

o	the payment of $110.8 million of dividends, including a $5.00 per share special dividend paid in January 2023, and

o	the repurchase of 264,062 shares of its common stock in the open market at an average price of $44.71 per share, for a total of $11.8 million.

•	At December 31, 2023, stockholders’ equity was $331.7 million, which equates to a book value of $19.00 per share, of which $6.74 per share was cash and short-term investments.

Today, the Company filed its Annual Report on Form 10-K for 2023. The financial statements included in this Annual Report on Form 10-K are attached to this press release.

On Thursday, February 22, 2024, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the fourth quarter and year-end 2023 operating results. Interested parties can listen to the webcast via this link or by visiting Ruger.com/corporate. Those who wish to ask questions during the webcast will need to pre-register prior to the meeting.

The Annual Report on Form 10-K for 2023 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Annual Report on Form 10-K to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines, across both the Ruger and Marlin brands. For 75 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

December 31,	2023	2022

Assets

Current Assets
Cash and cash equivalents	$15,174	$65,173
Short-term investments	102,485	159,132
Trade receivables, net	59,864	65,449

Gross inventories	150,192	129,294
Less LIFO reserve	(64,262)	(59,489)
Less excess and obsolescence reserve	(6,120)	(4,812)
Net inventories	79,810	64,993

Prepaid expenses and other current assets	14,062	7,091
Total Current Assets	271,395	361,838

Property, plant and equipment	462,397	447,126
Less allowances for depreciation	(390,863)	(370,273)
Net property, plant and equipment	71,534	76,853

Deferred income taxes	11,976	6,109
Other assets	43,912	39,963
Total Assets	$398,817	$484,763

STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets (Continued)

(Dollars in thousands, except per share data)

December 31,	2023	2022

Liabilities and Stockholders’ Equity

Current Liabilities

Trade accounts payable and accrued expenses	$31,708	$35,658
Dividends payable	—	88,343
Contract liabilities with customers (Note 2)	149	1,031
Product liability	634	235
Employee compensation and benefits	24,660	30,160
Workers’ compensation	6,044	6,469
Income taxes payable	—	1,171
Total Current Liabilities	63,195	163,067

Lease liability (Note 7)	2,170	3,039
Employee compensation	1,685	1,846
Product liability accrual	46	73

Contingent liabilities (Note 20)	—	—

Stockholders’ Equity
Common stock, non-voting, par value $1:
Authorized shares – 50,000; none issued
Common stock, par value $1:
Authorized shares – 40,000,000
2023 – 24,437,020 issued,
17,458,620 outstanding
2022 – 24,378,568 issued,
17,664,230 outstanding	24,437	24,378
Additional paid-in capital	46,849	45,075
Retained earnings	418,058	393,097
Less: Treasury stock – at cost
2023 – 6,978,400 shares
2022 – 6,714,338 shares	(157,623)	(145,812)
Total Stockholders’ Equity	331,721	316,738
Total Liabilities and Stockholders’ Equity	$398,817	$484,763

STURM, RUGER & COMPANY, INC.

Consolidated Statements of Income and Comprehensive Income

(In thousands, except per share data)

Year ended December 31,	2023	2022	2021

Net firearms sales	$540,746	$593,289	$728,141
Net castings sales	3,021	2,553	2,595
Total net sales	543,767	595,842	730,736

Cost of products sold	410,148	415,757	451,179

Gross profit	133,619	180,085	279,557

Operating Expenses (Incomes):
Selling	38,788	36,114	33,259
General and administrative	42,752	40,551	43,289
Other operating income, net	(5)	(36)	(127)
Total operating expenses	81,535	76,629	76,421

Operating income	52,084	103,456	203,136

Other income:
Royalty income	658	837	1,975
Interest income	5,465	2,552	49
Interest expense	(205)	(256)	(164)
Other income, net	822	1,690	1,598
Total other income, net	6,740	4,823	3,458

Income before income taxes	58,824	108,279	206,594

Income taxes	10,609	19,947	50,695

Net income and comprehensive income	$48,215	$88,332	$155,899

Basic Earnings Per Share	$2.73	$5.00	$8.87

Diluted Earnings Per Share	$2.71	$4.96	$8.78

Weighted average number of common shares outstanding – Basic	17,676,955	17,648,850	17,585,604

Weighted average number of common shares outstanding – Diluted	17,811,218	17,793,348	17,757,834

Cash Dividends Per Share	$6.27	$2.42	$3.36

STURM, RUGER & COMPANY, INC.

Consolidated Statements of Cash Flows

(In thousands)

Year ended December 31,	2023	2022	2021

Operating Activities
Net income	$48,215	$88,332	$155,899
Adjustments to reconcile net income to cash provided by operating activities, net of effects of acquisition:
Depreciation and amortization	22,383	25,789	26,152
Stock-based compensation	3,989	1,671	8,280
Excess and obsolescence inventory reserve	1,308	501	953
Gain on sale of assets	(5)	(36)	(127)
Deferred income taxes	(5,867)	(5,573)	994
Changes in operating assets and liabilities:
Trade receivables	5,585	(8,413)	840
Inventories	(16,125)	(21,644)	(15,726)
Trade accounts payable and accrued expenses	(4,406)	(640)	(392)
Contract liability with customers	(882)	1,031	(84)
Employee compensation and benefits	(6,469)	(3,420)	(5,433)
Product liability	372	(584)	(234)
Prepaid expenses, other assets and other liabilities	(13,026)	(954)	1,217
Income taxes receivable/payable	(1,171)	1,171	—
Cash provided by operating activities	33,901	77,231	172,339

Investing Activities
Property, plant and equipment additions	(15,796)	(27,730)	(28,776)
Purchases of short-term investments	(192,627)	(365,480)	(681,940)
Proceeds from maturity of short-term investments	249,274	406,319	602,976
Net proceeds from sale of assets	5	100	203
Cash provided by (used for) investing activities	40,856	13,209	(107,537)

Financing Activities
Dividends paid	(110,789)	(42,718)	(59,104)
Repurchase of common stock	(11,811)	(222)	—
Payment of employee withholding tax related to share-based compensation	(2,156)	(3,371)	(4,801)
Cash used for financing activities	(124,756)	(46,311)	(63,905)

(Decrease) increase in cash and cash equivalents	(49,999)	44,129	897
Cash and cash equivalents at beginning of year	65,173	21,044	20,147
Cash and cash equivalents at end of year	$15,174	$65,173	$21,044

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and two non-GAAP financial measures, EBITDA and EBITDA margin, which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA and EBITDA margin are useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate its financial performance.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

Year ended December 31,	2023	2022

Net income	$48,215	$88,332

Income tax expense	10,609	19,947
Depreciation and amortization expense	22,383	25,789
Interest expense	205	256
Interest income	(5,465)	(2,552)
EBITDA	$75,947	$131,772
EBITDA margin	14.0%	22.1%

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company’s EBITDA calculation also excludes any one-time non-cash, non-operating expense.